UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)         December 15, 2004

The Hallwood Group Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8303	51-0261339

(Commission File Number)	(IRS Employer Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas	75219

(Address of Principal Executive Offices)	(Zip Code)

(214) 528-5588

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

     On December 15, 2004, Hallwood Energy Corporation (“HEC”), a private energy company of which The Hallwood Group Incorporated (the “Company”) owned approximately 28% (22% after consideration of stock options), completed a merger (the “Merger”) with Chesapeake Energy Corporation and one of its subsidiaries (“Chesapeake”), under which Chesapeake acquired HEC. The merger agreement provided for a total price of $292 million, which was subject to reduction for certain transaction costs, title discrepancies and other matters, and adjustment for changes in working capital. After these reductions and adjustments, Chesapeake paid a total of $277.1 million at the closing, including debt owed by HEC, and management of HEC anticipates that an additional $3.75 million will be paid upon final calculation of working capital, which is anticipated to be completed in January 2005. In addition, the stockholders of HEC received a distribution of debt payable by Hallwood Energy III, L.P. (“HE III”) in a total amount of approximately $21.4 million, which was then contributed to HE III as an additional capital contribution, and the entity that holds all of the interest in the Worthington salt water disposal well. The amounts received by stockholders were reduced by additional transaction costs.

     Accordingly, in exchange for its interest in HEC, the Company received a cash payment of $53.8 million and anticipates that it will receive approximately an additional $850,000 after calculation of HEC’s working capital is completed. The Company also received its proportionate share of the HE III debt, which it has contributed to HE III as an additional capital contribution to that entity, and has received its proportionate interest in the entity that holds the Worthington salt water disposal well. In addition, at the closing, the Company received the repayment of a loan of approximately $6.0 million that HEC had previously borrowed from the Company.

     Certain statements in this report may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, that the receipt of any additional amounts depends on calculations that have not been completed and may be subject to change.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HALLWOOD GROUP INCORPORATED
Date: December 15, 2004	By:	/s/ Melvin J. Melle
		Name:	Melvin J. Melle
		Title:	Vice President